                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
               (Including Associated Rights to Purchase Series A
                     Junior Participating Preferred Stock)
                                       of
                     MORRISON MANAGEMENT SPECIALISTS, INC.
                                       at
                              $40.00 NET PER SHARE
                                       by
                              YORKMONT ONE, INC.,
                     a wholly owned indirect subsidiary of
                               COMPASS GROUP PLC
--------------------------------------------------------------------------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
            ON FRIDAY, MARCH 30, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 6, 2001, AS AMENDED, AMONG COMPASS GROUP PLC, YORKMONT ONE, INC. AND MORRISON MANAGEMENT SPECIALISTS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE ENTRY OF THE COMPANY INTO THE MERGER AGREEMENT AND THE CONSUMMATION BY THE COMPANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE COMPANY BOARD DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), CONSIDERED AS A WHOLE, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (INCLUDING ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK) THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 14 -- "CERTAIN CONDITIONS OF THE OFFER."

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such manually signed facsimile) and any other required documents to SunTrust Bank (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or to Credit Suisse First Boston Corporation at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                      The Dealer Manager for the Offer is:
                        CREDIT SUISSE FIRST BOSTON LOGO

February 16, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    1
Introduction................................................    5
The Tender Offer............................................    6
   1. Terms of the Offer....................................    6
   2. Procedures for Tendering Shares.......................    8
   3. Withdrawal Rights.....................................   11
   4. Acceptance for Payment and Payment....................   11
   5. Certain U.S. Federal Income Tax Consequences..........   12
   6. Price Range of the Shares; Dividends on the Shares....   13
   7. Effect of the Offer on the Market for the Shares; NYSE
     Listing; Exchange Act Registration;
       Margin Regulations...................................   14
   8. Certain Information Concerning the Company............   15
   9. Certain Information Concerning Parent and the
     Purchaser..............................................   17
  10. Source and Amount of Funds............................   18
  11. Contacts and Transactions with the Company; Background
     of the Offer...........................................   18
  12. Purpose of the Offer; The Merger Agreement; Plans for
     the Company............................................   19
  13. Dividends and Distributions...........................   32
  14. Certain Conditions of the Offer.......................   32
  15. Certain Legal Matters.................................   34
  16. Fees and Expenses.....................................   36
  17. Miscellaneous.........................................   36
Schedule I -- Directors and Executive Officers of Parent and
  Purchaser.................................................  S-1

                               SUMMARY TERM SHEET

     Yorkmont One, Inc. is offering to purchase all of the outstanding common stock of Morrison Management Specialists, Inc. (including the associated rights to purchase Series A Junior Participating Preferred Stock) for $40.00 per share in cash. The following are some of the questions you, as a shareholder of Morrison, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is Yorkmont One, Inc. We are a Georgia corporation formed for the purpose of making a tender offer for all of the common stock of Morrison. We are a wholly owned indirect subsidiary of Compass Group PLC, a public limited company incorporated under the laws of England and Wales. See "Introduction" and
Section 9 -- "Certain Information Concerning Parent and the Purchaser" of this offer to purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Morrison (including the associated rights to purchase Series A Junior Participating Preferred Stock). See "Introduction" and Section 1 -- "Terms of the Offer" of this offer to purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $40.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" of this offer to purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Compass Group PLC, our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10 -- "Source and Amount of Funds" of this offer to purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because:

     - the form of payment consists solely of cash,

     - the offer is being made for all outstanding shares,

     - the offer is not subject to any financing condition, and

     - after we complete the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 P.M., New York City time, on March 30, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 -- "Terms of the Offer" and Section
2 -- "Procedures for Tendering Shares" of this offer to purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. The merger agreement provides that we may extend the offer for a period of time we reasonably believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied; however, we may not extend the offer beyond April 30, 2001 without the Company's prior written consent.

     If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares that are tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and to provide a "subsequent offering period" for at least three business days, during which time shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days.

     See Section 1 -- "Terms of the Offer" of this offer to purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform SunTrust Bank, the depositary for the offer, of that fact and we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 -- "Terms of the Offer" of this offer to purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     There is no financing condition to the offer; however:

     - we are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the shares of Morrison outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Morrison;

     - we are not obligated to purchase any shares which are validly tendered if:

      - the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated; or

      - there is a material adverse change in Morrison or its business.

     The offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" of this offer to purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to SunTrust Bank, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the offer, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section
2 -- "Procedures for Tendering Shares" of this offer to purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by April 16, 2001, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1 -- "Terms of the Offer" and Section
3 -- "Withdrawal Rights" of this offer to purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 -- "Terms of the Offer" and Section 3 -- "Withdrawal Rights" of this offer to purchase.

WHAT DOES THE MORRISON BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to a merger agreement among us, Compass Group PLC and Morrison. The Morrison Board of Directors unanimously approved and adopted the merger agreement, approved the entry of Morrison into the merger agreement and the consummation by Morrison of the transactions contemplated by the merger agreement. The Morrison Board determined that the offer and the merger, considered as a whole, are fair to and in the best interests of Morrison and the shareholders of Morrison, and unanimously recommends that its shareholders accept the offer and tender their shares in the offer.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis of Morrison, we will promptly take steps to merge with Morrison. If that merger takes place, it will result in Compass Group PLC owning all of the shares of Morrison, because the remaining shareholders of Morrison will receive $40.00 per share in cash (or any higher price per share that is paid in the offer) for their shares in the merger.

     There are no dissenters' rights available in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer and who do not vote in favor of the merger will have dissenters' rights under Georgia law. See Section 12 -- "Purpose of the Offer; The Merger Agreement; Plans for the Company -- Dissenters' Rights" of this offer to purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights under Georgia law. Therefore, if the merger takes place and you do not perfect your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and of shares of Morrison that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Morrison may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations" and
Section 12 -- "Purpose of the Offer; The Merger Agreement; Plans for the Company" of this offer to purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 5, 2001, the last trading day before Morrison and Compass Group PLC announced that they had signed the merger agreement, the last sale price of the shares reported on the New York Stock Exchange was $33.10 per share. On February 15, 2001, the last trading day before we commenced our tender offer, the last sale price of the shares was $39.69 per share. We advise you to obtain a recent quotation for shares of Morrison common stock in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares" of this offer to purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or Credit Suisse First Boston Corporation at (800) 646-4543 (toll free). MacKenzie Partners, Inc. is acting as the information agent and Credit Suisse First Boston Corporation is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Morrison Management Specialists, Inc.:

                                  INTRODUCTION

     Yorkmont One, Inc., a Georgia corporation (the "Purchaser") and wholly owned indirect subsidiary of Compass Group PLC, a public limited company incorporated under the laws of England and Wales ("Parent"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share (including the associated rights to purchase Series A Junior Participating Preferred Stock) (collectively, the "Shares"), of Morrison Management Specialists, Inc., a Georgia corporation (the "Company"), at a price of $40.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer").

     Shareholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders whose Shares are held through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager (the "Dealer Manager"), SunTrust Bank, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made under the terms of an Agreement and Plan of Merger dated February 6, 2001, as amended (the "Merger Agreement"), among Parent, the Purchaser and the Company, under which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time") each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Georgia law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest.

     The Merger Agreement is more fully described in Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE ENTRY BY THE COMPANY INTO THE MERGER AGREEMENT, AND THE CONSUMMATION BY THE COMPANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE COMPANY'S BOARD DETERMINED THAT THE OFFER AND THE MERGER, CONSIDERED AS A WHOLE, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     Bear, Stearns & Co. Inc. has acted as the Company's financial advisor. The opinion of Bear, Stearns & Co. Inc., dated February 6, 2001, that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders is set forth in full as an annex to the Schedule 14D-9. Shareholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN SECTION 14 HEREOF) ON THE DATE OF PURCHASE (THE

"MINIMUM CONDITION"), AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 14 -- "CERTAIN CONDITIONS OF THE OFFER."

     Consummation of the Merger is subject to a number of conditions, including approval by a majority of the outstanding Shares of the Company, including those Shares purchased pursuant to the Offer. If the Purchaser acquires 90% or more of all outstanding Shares, the Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of the Georgia Business Corporation Code (the "GBCC"), without prior notice to, or any action by, any other shareholder of the Company. In such event, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other shareholder of the Company. See Section 12.

     The Company has informed the Purchaser that, as of December 31, 2000, there were: (a) 12,783,834 Shares issued and outstanding; and (b) as of February 6, 2001, there were no more than 2,475,495 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after December 31, 2000, the Minimum Condition will be satisfied if at least 7,629,666 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 P.M., New York City time, on March 30, 2001, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     If by 5:00 P.M., New York City time, on March 30, 2001 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) except as set forth below with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth below, to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) except as set forth below, to amend the Offer.

     Subject to the terms and conditions set forth herein and in the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the prior written consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive the Minimum Condition or modify or add to the conditions of the Offer in any manner adverse to the holders of Shares, or (iv) change the form of consideration payable in the Offer. If all of the conditions to the Offer are not satisfied on the Expiration Date then the Purchaser may extend the Offer for one or more periods of time that the Purchaser reasonably believes are necessary to cause the conditions of the Offer to be satisfied from time to time until such conditions are satisfied or waived; provided that the Purchaser may not extend the Offer beyond April 30, 2001 without the prior written consent of the Company. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of that action. An announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, the term "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described under
Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

     Rule 14d-11 under the Exchange Act permits the Purchaser, subject to certain conditions, to provide a subsequent offering period of from three business days to 20 business days in length (a "Subsequent Offering Period") following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender, but not withdraw, Shares not tendered in the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

     THE PURCHASER INTENDS TO INCLUDE A SUBSEQUENT OFFERING PERIOD OF NO LESS THAN THREE BUSINESS DAYS IN THE EVENT THAT ALL OF THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED AS OF THE EXPIRATION DATE. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder to validly tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date (if your shares are held through the Company's Dividend Reinvestment Plan, you must ensure that the Dividend Reinvestment Plan box of the Letter of Transmittal that is delivered to the Depositary is properly completed); or (c) the tendering shareholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" prior to the Expiration Date.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be made through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, also must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

          (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery, or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Dividend Reinvestment Plan. The participants in the Company's Dividend Reinvestment Plan will receive all documents furnished to shareholders generally in connection with the Offer. A shareholder participating in the Dividend Reinvestment Plan who wishes to tender Shares held in such participant's account may use the Letter of Transmittal to instruct the plan administrator regarding the Offer by completing the box entitled "Dividend Reinvestment Plan Shares." Each participant may direct that all, some or none of the Shares credited to such participant's account be tendered. Any Dividend Reinvestment Plan Shares tendered but not purchased will be returned to the participant's Dividend Reinvestment Plan account. If a participant tenders all of his or her Shares held in a Dividend Reinvestment Plan account and all such Shares are purchased by the Purchaser pursuant to the Offer, such tender will be deemed to be an authorization and written notice to the plan administrator to terminate such shareholder's participation in the Dividend

Reinvestment Plan subject to such shareholder's right to recommence participation in accordance with the terms of the Dividend Reinvestment Plan.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OR AMENDMENT OF THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     Appointment. By executing a Letter of Transmittal (or manually signed facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 16, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders immediately upon the Purchaser's acceptance for payment of such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless the shareholder is exempt, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% by the Depositary. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 16, 2001.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. If you are withdrawing Shares held through the Company's Dividend Reinvestment Plan, you must specify that on your notice of withdrawal. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a)(1) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and (b) any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting that payment to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction to the recipient shareholder for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between (1) the amount of cash received by the shareholder pursuant to the Offer or Merger, and
(2) the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If Shares are held by a shareholder that receives cash pursuant to the Offer or the Merger as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) that tenders Shares or has Shares converted in the Merger may be subject to 31% backup withholding unless the shareholder (1) provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding, and (2) otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code -- such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on the NYSE under the symbol "MHI". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transactions Tape and the amount of cash dividends paid per Share.

                                                                                   COMMON STOCK
                                                               HIGH       LOW     CASH DIVIDENDS
                                                              -------   -------   --------------
Fiscal Year Ended May 31, 1999:
  First Quarter.............................................  $18.068   $15.341       $0.036
  Second Quarter............................................   16.818    14.545        0.036
  Third Quarter.............................................   18.295    16.477        0.036
  Fourth Quarter............................................   18.125    15.909        0.036
Fiscal Year Ended May 31, 2000:
  First Quarter.............................................   23.409    16.875        0.036
  Second Quarter............................................   22.046    16.634        0.036
  Third Quarter.............................................   22.841    17.273        0.036
  Fourth Quarter............................................   28.000    19.205        0.036
Fiscal Year Ending May 31, 2001:
  First Quarter.............................................   30.750    24.063        0.040
  Second Quarter............................................   34.500    26.500        0.040
  Third Quarter (through February 15, 2001).................   39.740    27.550           --

     On February 5, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $33.10 per Share. On February 15, 2001, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $39.69 per Share. Shareholders are urged to obtain current market quotations for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the total number of holders of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 Shares for the most recent 12 months) or the Company's average total global market capitalization over a consecutive 30-trading day period is less than $15,000,000. Shares held by officers or directors of the Company or their immediate families, or by other concentrated holdings of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of December 31, 2000 there were 12,783,834 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Georgia corporation with its principal offices at 1955 Lake Park Drive, Suite 400, Smyrna, GA 30080, telephone number (770) 437-3300. According to the Company's Annual Report for the fiscal year ended May 31, 2000, the Company's business is the providing of food, nutrition and dining services to the healthcare and senior living industries.

     Certain Company Financial Information. Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000 and from the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 2000. More comprehensive financial information is included in those reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

             MORRISON MANAGEMENT SPECIALISTS, INC. AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                   FOR THE FISCAL YEAR         FOR THE SIX MONTHS
                                                      ENDED MAY 31,            ENDED NOVEMBER 30,
                                              ------------------------------   -------------------
                                                1998       1999       2000       1999       2000
                                              --------   --------   --------   --------   --------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Consolidated Statements of Income Data:
  Revenues..................................  $250,371   $324,968   $441,074   $195,168   $263,365
  Income before provision for income
     taxes..................................    19,065     22,197     23,573     11,700     14,813
  Provision for federal and state income
     taxes..................................     7,513      8,657      9,311      4,607      5,851
  Net income................................    11,552     13,540     14,262      7,093      8,962
  Earnings per share -- Basic...............      0.88       1.04       1.10       0.54       0.71
  Earnings per share -- Diluted.............      0.86       1.02       1.07       0.53       0.68
  Weighted average common shares -- Basic...    13,132     13,071     12,918     13,061     12,678
  Net effect of dilutive stock options......       279        244        427        390        584
  Weighted average common
     shares -- Diluted......................    13,411     13,315     13,345     13,451     13,262

                                                           FOR THE FISCAL YEAR
                                                              ENDED MAY 31,      FOR THE SIX MONTHS
                                                           -------------------         ENDED
                                                             1999       2000     NOVEMBER 30, 2000
                                                           --------   --------   ------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Consolidated Balance Sheets Data:
  Total assets...........................................  $102,927   $120,460        $135,742
  Long-term debt, less current portion...................    49,305     54,865          63,275
  Shareholders' equity...................................    14,563     15,085          21,014
  Working capital........................................    15,670     16,870              --
  Current ratio..........................................     1.6:1      1.5:1              --

     Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of managed volume (the total cost of operating all client accounts as if performed on a profit and loss basis by the Company), revenues, net income and earnings per share for the Company for the 2001 and 2002 fiscal years:

                                                                 2001          2002
                                                              ----------   ------------
                                                                   (IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
Managed Volume..............................................   $882,200     $1,001,700
Revenues....................................................    544,900        631,300
Net Income..................................................     19,400         23,400
Diluted Earnings Per Share..................................       1.45           1.74

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is a public limited company organized under the laws of England and Wales and is a world leading foodservice company. Parent is listed on the London Stock Exchange and is a member of the FTSE 100. Parent's foodservice operations employ approximately 280,000 people worldwide and include contract catering and concessions. Parent is organized geographically into the UK, Continental Europe and the rest of the world and North America and also by market sector within each of these divisions. The market sectors are: Business and Industry, Education, Healthcare, Vending Services, Defense and Remote Site, Motorway and Roadside Services, Retail and Leisure, Correctional, Travel, and Sport and Events. Parent also owns the Forte Hotel Group. On October 16, 2000, an intent to dispose of this hotel business was announced, and an auction process is underway.

     The Purchaser, a Georgia corporation and wholly owned indirect subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding Shares of capital stock of the Purchaser are owned by Compass Holdings, Inc., a Delaware corporation ("CHI") and wholly owned direct subsidiary of Compass Group USA Investments LLP, a Delaware limited liability partnership ("CGUI"). CGUI is wholly owned by Compass Group Holdings PLC, a public limited company incorporated under the laws of England and Wales ("Group Holdings"), and Compass Overseas Holdings Ltd, a limited company incorporated under the laws of England and Wales ("Overseas Holdings"). Both Group Holdings and Overseas Holdings are wholly owned direct subsidiaries of Hospitality Holdings Ltd, a limited company incorporated under the laws of England and Wales ("Hospitality Holdings") and a wholly owned direct subsidiary of Parent.

     The principal executive offices of Parent, Hospitality Holdings, Group Holdings and Overseas Holdings are located at Cowley House, Guildford Street, Chertsey, Surrey, England KT16 9BA, telephone number 011-44-1932-573-000. The principal executive offices of the Purchaser, CGUI and CHI are located at 2400 Yorkmont Road, Charlotte, North Carolina 28217, telephone number (704) 329-4000. CGUI either directly or through CHI owns substantially all of Parent's indirect operating subsidiaries in the United States.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent, Hospitality Holdings, Group Holdings, Overseas Holdings, CGUI or CHI (together, the "Corporate Entities") or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Purchaser and Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase or the Schedule TO (as defined below), (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, and (b) none of the Corporate Entities or, to the best knowledge of the Purchaser and Parent, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the committed credit facility and other financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger will be approximately $511,000,000 plus reasonable and customary fees and expenses. Additional funds of approximately $52,000,000 will be required to fund all payments with respect to all outstanding options required pursuant to the Merger Agreement. The Purchaser will obtain necessary funds from capital contributions or intercompany advances from Parent, either directly or through one or more wholly owned subsidiaries of Parent. Parent will obtain such funds from internally generated funds including its banking facilities. The Offer is not conditioned on any financing arrangements.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Parent has historically followed a strategy for long term growth with a focus on client and customer satisfaction and leadership in the market. In order to implement that strategy, Parent has acquired businesses in certain specific industry sectors of the United States foodservice market. The acquisition of the Company enhances the Parent's business in the healthcare and senior living industries.

     Michael J. Bailey is Chief Executive of Parent and formerly was Chief Executive Officer, North America Division of Parent. Mr. Bailey and Glenn A. Davenport, President and Chief Executive Officer of the Company, have known each other for more than 10 years and have periodically talked at industry functions. These conversions were nonspecific and dealt with general industry trends.

     During January and February 2000, representatives of Parent and the Company met and had various telephone conversations regarding potential business opportunities involving the Parent and the Company, including a possible acquisition of the Company by Parent and an acquisition by the Company of certain assets of Parent. However, Parent and the Company were not able to reach agreement on a mutually acceptable transaction.

     During September and October 2000, management of Parent renewed its contacts with the Company's executives to discuss a potential transaction.

     In late October 2000, Mr. Davenport called Mr. Bailey and suggested that they meet to further discuss various strategic alternatives available to the Company and Parent.

     On November 20, 2000, Mr. Bailey and Gary R. Green, the present Chief Executive Officer, North America Division of Parent, met with Mr. Davenport and
K. Wyatt Engwall, the Chief Financial Officer of the Company, to further discuss potential business opportunities involving the Company and Parent. No decisions were made at that meeting although Mr. Bailey and Mr. Green were to consider a possible acquisition of the Company. After further internal review of the situation, on November 28, 2000, Mr. Green provided the Company with his estimate of a price range for the Company's shares.

     Thereafter, the parties decided to explore a possible transaction in more depth and on December 4, 2000, Parent and the Company executed a Confidentiality Agreement (the "Confidentiality Agreement").

     During December and early January, representatives of the Company and Parent had various discussions regarding a possible transaction and the scope of due diligence to be performed on behalf of Parent.

     Beginning January 15, 2001, representatives of Parent and its advisors met with members of the Company's management to conduct a review of the Company's business and operations. Also, Parent began legal, business and financial due diligence with respect to the Company, which continued for the balance of the month.

     On January 17, 2001, Parent's legal advisors provided the Company with a draft of a proposed acquisition agreement. On January 23, 2001, Parent's and the Company's respective legal advisors began negotiating the terms of an agreement.

     Parent, the Company, and their respective advisors continued their negotiations until February 5, 2001, when the parties reached an agreement.

     Parent's Board of Directors had periodically received information on Mr. Bailey's contacts with the Company and had explored a possible transaction in depth at a regular meeting on January 23, 2001. Finally, on February 2, 2001, Parent's Board of Directors formally authorized the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, subject to the satisfactory negotiation of the Merger Agreement. On Monday afternoon, February 5, 2001, the Company's Board of Directors approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby.

     On Tuesday morning, February 6, 2001, Parent, the Purchaser, and the Company executed the Merger Agreement and Parent and the Company issued a joint press release in the United States and in London announcing the execution of the Merger Agreement.

     On February 15, 2001, Parent, the Purchaser and the Company executed an amendment to the Merger Agreement to clarify certain matters included in the Merger Agreement.

     On February 16, 2001, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

     During the Offer Period Parent and the Purchaser intend to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

  Purpose

     The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  The Merger Agreement

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, and each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Georgia law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest.

     Vote Required to Approve Merger. In order to effect the Merger, the GBCC and the Articles of Incorporation of the Company require the holders of a majority of the Shares to approve the Merger Agreement. Because the Board of Directors of the Company unanimously approved and adopted the Merger Agreement and approved the terms of the Offer and the Merger, unless the Merger is consummated pursuant to the short form merger provisions under the GBCC as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Parent acquires, through the Offer or otherwise, a majority of the outstanding Shares, it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

     Under the terms of the Merger Agreement, the Company has agreed to duly call and hold a meeting of shareholders for the purpose of obtaining the shareholder approval of the Merger Agreement. All Shares owned by the Purchaser or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The meeting of shareholders shall be held as soon as practicable following the purchase of Shares pursuant to the Offer.

     The GBCC also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the GBCC, the Purchaser would have to own at least 90% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other shareholder of the Company pursuant to the "short-form" merger procedures.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) holders of a majority of the Shares shall have approved the Merger (the "Company Shareholder Approval"); (b)no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered; and (c) the Purchaser shall have previously accepted for payment and paid for the Shares validly tendered pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after adoption of the Merger Agreement by the shareholders of the Company:

          (a) by mutual written consent of Parent, the Purchaser and the Company;

          (b) by either Parent or the Company:

             (i) if the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to April 30, 2001; provided that this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has been a principal reason the Offer has not been consummated by such date; or

             (ii) if any domestic or foreign government or any court, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Shares pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable.

          (c) by Parent if the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified its recommendation of the Merger Agreement, the Offer or the Merger or (B) failed to confirm its recommendation to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval within 10 business days after a written request by Parent that it do so if such request is made following the making of a Takeover Proposal (as defined below under "Takeover Proposals"); provided that Parent may not make more than one such request in respect of a Takeover Proposal unless such proposal has been materially modified;

          (d) prior to the Specified Date (as defined below under "Takeover Proposals") by Parent (i) if the Company shall have breached any of its representations, warranties or covenants contained in the Merger Agreement, which breach would give rise to the failure of a condition set forth in paragraph (d) or (e) of

     Section 14 hereof, and which breach has not been or is incapable of being cured by the Company within 10 business days after its receipt of written notice thereof from Parent, or (ii) if any suit, action or proceeding set forth in paragraph (a) of Section 14 hereof shall have prevailed and become final and nonappealable;

          (e) prior to the Specified Date by the Company if any of Parent's representations and warranties contained in the Merger Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" set forth therein), individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (as defined below) on Parent which failure has not been or is incapable of being cured by Parent within 10 business days after its receipt of written notice thereof from the Company; or

          (f) prior to the Specified Date by the Company in the circumstances described below under "Takeover Proposals" in which such termination is permitted, subject to compliance by the Company with the notice provisions described below and payment of the Termination Fee (as defined below) and expense reimbursement provisions described below.

     Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any Takeover Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal; provided that at any time prior to the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer (the "Specified Date"), the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) or a bona fide Takeover Proposal that such Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (a "Likely Superior Proposal"), in each case that was unsolicited, and subject to compliance with the notification obligations described below, (x) furnish information with respect to the Company and its subsidiaries to the person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are no less favorable to the Company than the terms of the Confidentiality Agreement dated December 4, 2000, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"); and (y) participate in discussions or negotiations with the person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

     "Superior Proposal" means any offer not solicited by the Company made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to provide consideration to the holders of Shares with a greater value than the consideration payable in the Merger.

     "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement further provides that, except as described below, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw (or modify in a manner adverse to Parent or the Purchaser) or propose to withdraw (or modify in a manner adverse to Parent or the Purchaser) the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (each, an "Acquisition Agreement") constituting any Takeover Proposal (other than a confidentiality agreement referred to above and entered into under the circumstances described above) or (iv) agree or resolve to take any of the actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited, withdraw or modify the recommendation by such Board of Directors of the Merger Agreement, the Offer or the Merger or terminate the Merger Agreement, if such Board of Directors determines in good faith (after taking into account any changes to the terms of the Merger Agreement proposed in writing by Parent in response to such Superior Proposal and after consultation with a financial advisor of nationally recognized reputation) that such Superior Proposal, as modified as a result of any negotiations, provides consideration to the Company's shareholders greater than that provided by Parent pursuant to the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is prior to the Specified Date and is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     In addition to the obligations of the Company described in the preceding paragraphs, the Merger Agreement provides that the Company will promptly (and in no event later than 24 hours) advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that unless it is permitted to do so as described above, neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

     Fees and Expenses; Termination Fee. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     In the event that (i)(A) first, a Takeover Proposal shall have been publicly proposed or publicly announced or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, thereafter (B) the Merger Agreement is terminated by either Parent or the Company as described above in paragraph (b)(i) under "Termination of the Merger Agreement" and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal, or (ii) the Merger Agreement is terminated by Parent as described above in paragraph (c) under "Termination of the Merger Agreement" or by the Company as described in paragraph (f) under "Termination of the Merger Agreement", then the Company shall pay Parent a fee equal to $18,000,000 (the "Termination Fee") by wire transfer of same day funds, in the case of a payment as a result of any event referred to in subsection (i) upon the first to occur of the events described in subsection(i)(C), and in the case of a payment as a result of subsection (ii) above, promptly, but in no event later than the date of such termination); provided, however, that for purposes of this paragraph, the references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%". The parties have agreed that if the Company fails to promptly pay the amounts due pursuant to this or the following paragraph and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this or the following paragraph, as applicable, the Company shall pay to Parent interest on such amounts at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

     The Company shall reimburse Parent and the Purchaser for all their actual and documented out-of-pocket expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (a) in the event the Merger Agreement is terminated in the circumstances described in subsection (i) of the immediately preceding paragraph upon the first to occur of the events described in subsection (i)(C), or (b) in the event the Merger Agreement is terminated in the circumstances described in subsection (ii) of the immediately preceding paragraph, promptly, but in no event later than the date of such termination; provided that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $21,000,000 in the aggregate.

     Conduct of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, except (i) as consented to in writing by Parent, (ii) as specifically contemplated by the Merger Agreement, or (iii) as disclosed on the Company's disclosure schedule to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them in all material respects. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than quarterly cash dividends consistent with past practice (x) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except with respect to redemption requirements pursuant to the Company Stock Plans (as defined in the Merger Agreement), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (z) liquidate or merge with any subsidiaries of the Company;

          (ii) issue, deliver, sell, pledge or otherwise transfer or encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of the Shares (other than the issuance of Shares upon the exercise of Company Stock Options (as defined in the Merger Agreement) pursuant to the Benefit Plans (as defined in the Merger Agreement) that were in existence on February 6, 2001);

          (iii) amend its articles of incorporation or by-laws (or similar organizational documents);

          (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than purchases of assets in the ordinary course of business consistent with past practice;

          (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, encumbrance or security interest of any kind (except for purchase money security interests and other liens and encumbrances incurred in the ordinary course of business) or otherwise dispose of any of its properties or assets or any interest therein, except sales of (i) inventory and obsolete assets in the ordinary course of business consistent with past practice, and (ii) immaterial assets in the ordinary course of business consistent with past practice (but specifically excluding joint venture investments);

          (vi) (x) repurchase, accelerate, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice, provided that the aggregate amount of indebtedness of the Company shall not exceed $70,000,000 as of the Specified Date, (y) make any loans, advances or capital contributions to, or investments in, any other person, other than any direct or indirect wholly owned subsidiary of the Company, or (z) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or current exchange rates, except agreements or arrangements in respect of contractual commitments of the Company entered into in the ordinary course of business consistent with past practice;

          (vii) incur or commit to incur any capital expenditures, whether by acquisition or internal investment, or any obligations or liabilities in connection therewith, other than capital expenditures which are reflected on the Company's fiscal 2001 budget;

          (viii) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $500,000 in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement of trade payables and other similar liabilities and of claims, liabilities or obligations reflected, reserved against or otherwise disclosed in the most recent audited financial statements (or the notes thereto) of the Company included in documents the Company has filed with the Commission (for amounts not in excess of such reserves or as otherwise disclosed) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (ix) (A) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in compensation or pay any bonus, other than in the ordinary course of business consistent with past practice, (B) establish any program for or grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in severance or termination pay, (C) establish, adopt, enter into or amend any Pension Plan (as defined in the Merger Agreement), (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, (E) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Pension Plan or Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan or Pension Plan, or (F) amend or modify or grant any Company Stock Options, other than as provided below under "Benefits Matters," including any payment of cash pursuant thereto, in each case above other than (i) changes that are required by applicable law, or (ii) to satisfy obligations existing as of February 6, 2001;

          (x) fail to maintain existing insurance at levels substantially comparable to current levels or otherwise in a manner inconsistent with past practice;

          (xi) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights (as defined in the Merger Agreement) of the Company and its subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property Rights of the Company or its subsidiaries;

          (xii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any material Company product, process or technology;

          (xiii) enter into or amend any contract or other agreement, whether written or oral, that contains any guarantees as to the Company's or any subsidiary's future revenues;

          (xiv) except with respect to the acquisition (and related construction) of that certain real property and new headquarters facility located at 5801 Dunwoody Road, Atlanta, Georgia 30319, obtain any real property, whether through acquisition, lease, sublease or otherwise, other than in the ordinary course of business consistent with past practice in connection with contracts with contracts with customers;

          (xv) hire in excess that number of additional employees required in the good faith judgment of the Company;

          (xvi) except insofar as may be required by a change in generally accepted accounting principles in the United States or generally accepted accounting principles of the applicable jurisdiction or changes in applicable law, make any changes in accounting methods, principles or practices;

          (xvii) take any action that would reasonably be expected to result in
     (A) any representation and warranty of the Company set forth in the Merger Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied;

          (xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

     Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least a sufficient number of directors (as required by the rules of the NYSE) who were directors on February 6, 2001, and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below the number required by the rules of the NYSE for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate a sufficient number of persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election. In connection with the foregoing, the Company has agreed to promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above.

     Prior to the Effective Time, the Company shall cause each member of its Board of Directors, other than the Purchaser's designees, to execute and deliver a letter effectuating his or her resignation as a director effective immediately prior to the Effective Time.

     Stock Options and Restricted Stock. The Merger Agreement provides that upon payment by Purchaser for the Shares pursuant to the Offer, each holder of a Company Stock Option, whether or not then exercisable, which is then outstanding shall be entitled to receive, in cancellation and full settlement of such Company Stock Option, an amount equal to the product of (x) the number of Shares provided in the Company Stock Option and (y) the excess, if any, of the price per Share paid pursuant to the Offer over the exercise price per Share provided for in the Company Stock Option (the "Option Consideration"). As soon as practicable following payment by Purchaser for the Shares pursuant to the Offer, but no later than the Effective Time, the Company shall pay (or cause to be paid, as the case may be) the Option Consideration in cash to each holder of a Company Stock Option to whom Option Consideration is payable. The Company shall take such other actions available under the Company Stock Plans to effect the cancellation of all Company Stock Options. The Company agrees to use commercially reasonable efforts to obtain consents from the holders of such Company Stock Options to their cancellation to the extent Parent determines such consents to be advisable.

     Notwithstanding any provision in any granting agreement or other document to the contrary, all restrictions on the Shares granted under any of the Company Incentive Plans (as that term is used in the Merger Agreement) shall lapse at the Specified Date, and the holder of such restricted Shares shall be entitled to tender such Shares in the Offer or receive for each restricted Share, in cancellation and full settlement of such restricted Share, the price per Share paid pursuant to the Offer in cash.

     Benefits Matters. The Merger Agreement provides that the Company will take all actions necessary and appropriate to terminate (i) the Company's Salary Deferral Plan, (ii) the Company's 1996 Stock Incentive Plan (including all management and executive stock programs under such plan), and (iii) the Company's 1996 Non-Executive Stock Incentive Plan (including all management and executive stock programs under such plan) at the Specified Date. Except for the Company's Salary Deferral Plan and except as otherwise provided herein, from and after the Specified Date, the surviving corporation shall continue to honor in accordance with their respective terms the Benefit Plans, Pension Plans and all of the Company's other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of the transactions contemplated by the Merger Agreement (either alone or in combination with any other event); it being agreed and acknowledged by Parent that the transactions contemplated by the Merger Agreement constitute a "change of control" for all purposes under all such agreements, plans and policies. To the extent that Shares are held by a trustee of a Benefit Plan or Pension Plan, such Shares will be tendered in accordance with the provisions of such plan. Immediately following any disposition of Shares pursuant to the transactions described in this Offer to Purchase, the Company will cause the trustee for the Salary Deferral Plan to prepay all outstanding indebtedness of that plan prior to crediting a plan participant with the net proceeds received from the tender of Shares.

     After the Effective Time, employees of the Company or any of its subsidiaries immediately prior to the Effective Time (the "Company Employees") shall be provided benefits which are substantially similar to those provided by the Company before the Effective Time, other than any equity-based benefits provided before the Effective Time which shall be replaced by permitting Company Employees to participate in the Compass Group Stock Bonus Program in effect in 2001, or another plan substantially similar thereto. Further, for a period of 10 days after February 6, 2001, Parent and the Company shall cause the offers of employment made prior to February 6, 2001 to each of Glenn A. Davenport, K. Wyatt Engwall, John E. Fountain, Jerry D. Underhill, Gary L. Gaddy, Richard C. Roberson, Eugene Dolloff, Terry Ransom and George T. Levins to remain open for acceptance by such persons. Such obligations shall not be obligations of Parent or the Company after the expiration of such 10 day period except to the extent provided in any such employment agreements as executed by such applicable parties.

     Nothing contained in the Merger Agreement shall be construed to prevent the termination of employment of any individual Company Employee or, subject to certain limitations therein, any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Benefit Plan, Pension Plan or other employee benefit plan, program, policy or arrangement to the extent permitted by its terms as in effect immediately prior to the Specified Date.

     During the period from the date of the Merger Agreement to the Effective Time, the Company will permit no further discounted purchases of the Shares with director fees or deferred compensation through the Company Incentive Plans or any deferred compensation plan for Company Directors.

     All change of control agreements between the Company and any officer or director of the Company shall be terminated at or prior to the Specified Date.

     With respect solely to section 13 and section 14 of those indemnification agreements by and between the Company and its officers and directors (which sections 13 and 14 relate to the establishment of a trust and the obtaining of the opinions of independent counsel), such provisions in the above-referenced sections of such indemnification agreements shall be terminated at or prior to the Effective Time. Notwithstanding the foregoing, all other provisions of such indemnification agreements shall remain in full force and effect.

     Indemnification and Insurance. Parent and the Purchaser have agreed in the Merger Agreement that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing at February 6, 2001, in favor of the then current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall be assumed and continued by the surviving corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     In the event that the surviving corporation in the Merger or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation assume the obligations described in this section "Indemnification and Insurance". In the event that the surviving corporation is financially incapable of satisfying its obligations described in this section, Parent shall satisfy such obligations.

     In the Merger Agreement, Parent has agreed that for six years after the Effective Time, the surviving corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of the Merger Agreement; provided that (i) Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required by such provision of the Merger Agreement, and (ii) in no event shall Parent be required to pay aggregate premiums for insurance described in this paragraph in excess of 200% of the amount of the aggregate premiums paid by the Company for 2000 for such purpose; provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company and each subsidiary of the Company (the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer occurring before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the surviving corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the surviving corporation, promptly after statements therefor are received, and (ii) the Company or the surviving corporation, as the case may be, shall cooperate in the defense of any such matter; provided, however, that the Company or the surviving corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the surviving corporation shall be obligated pursuant to the obligations described in this paragraph to pay the fees and expenses of more than one counsel (and one local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

     Commercially Reasonable Efforts; Notification. The Merger Agreement provides that each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including the making of all filings under the HSR Act and the Exon Florio Amendment to the Defense Production Act of 1950, as amended, promptly as reasonably practicable, and in any event, within 15 business days after February 6, 2001, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any provision of the Company's articles of incorporation, bylaws or state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby, use its commercially reasonable efforts to ensure that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such provision, statute or regulation on the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby. The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated thereby and work cooperatively in connection with obtaining any such waivers, consents, approvals, orders and authorizations, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (except such communications which counsel to the Company advises the Company is privileged under the attorney-client privilege or similar privilege), (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat,
(iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to the Merger Agreement, the Offer and the Merger, and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity, and which is not of a privileged nature or which contains competitively sensitive information. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; Commission filings; absence of certain changes; litigation; contracts; absence of undisclosed liabilities; government authorizations; compliance with laws; benefit plans; employment and labor relations; environmental matters; taxes; intellectual property; accuracy of certain disclosures; and the opinion of the Company's financial advisor.

     Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "material adverse effect". For purposes of the Merger Agreement and the Offer, the term "Material Adverse Effect" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than adverse changes resulting from (i) general national, international or regional economic, financial or market conditions; (ii) conditions, circumstances or changes affecting the foodservice industry in general and not the Company specifically, or (iii) the announcement or pendency of this Agreement or the Offer, Merger or other transactions contemplated thereby (including if resulting therefrom, employee attrition or modification of terms of contracts with clients or suppliers, or delay in securing or loss of potential contracts or other business). For purposes of the Merger Agreement and the Offer, the term "Parent Material Adverse Effect" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, other than (i) general national, international or regional economic, financial or market conditions, (ii) adverse changes resulting from conditions, circumstances or changes affecting the foodservice industry in general and not Parent specifically, or (iii) with respect to the financial ability of Parent and Purchaser, that prevents or materially impedes or delays the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement may be amended by the parties at any time, whether before or after the Company Shareholder Approval has been obtained; provided that, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Offer Price and, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's shareholders without the further approval of the Company's shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Following the election or appointment of the Purchaser's designees to the Company's Board of Directors as described above and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, or (iii) extend the time for performance of Parent's and the Purchaser's respective obligations under the Merger Agreement.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or (c) waive compliance with any of the agreements or conditions contained therein; provided that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by such shareholders of the parties without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to the Merger Agreement of any of its rights under the Merger Agreement preclude any other or further exercise of such rights or any other rights under the Merger Agreement.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer (the "Schedule TO"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

  The Confidentiality Agreement

     Pursuant to the Confidentiality Agreement, the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

  Employment Agreements

     In connection with the execution of the Merger Agreement, the Company entered into an Employment Agreement dated February 5, 2001 with Mr. Davenport (the "Davenport Agreement"). The Davenport Agreement provides that Mr. Davenport will, among other things, (i) be employed as the President and Chief Executive Officer of the Company; (ii) receive an annual base salary of $450,000; (iii) be entitled to an annual bonus of up to 125% of annual base salary; (iv) receive benefits pursuant to the Company's Executive Supplemental Pension Plan (the "ESP"); (v) be entitled to receive all other benefits available to senior executives of the Company; (vi) receive one year's annual salary and accrued bonus if terminated due to death; (vii) receive two times annual base salary if terminated due to Termination Without Cause or Resignation by the Employee for Good Reason (as such terms are defined in the Davenport Agreement); and (viii) not solicit employees or compete with the Company for two years following termination of employment.

     Additionally, Mr. Davenport, the Company and Compass Group USA, Inc., a wholly-owned indirect subsidiary of Parent ("Compass"), entered into an addendum to the Davenport Agreement which provides that additional terms will become applicable to Mr. Davenport's employment in the event that the Offer and the Merger are completed within 120 days following February 5, 2001. Once effective, those provisions provide that Mr. Davenport will, among other things, (i) be an officer of Compass and have responsibility for substantially all of the healthcare and senior dining foodservice business in the United States for Compass and its subsidiaries, (ii) receive an initial grant of options to purchase 175,000 shares of common stock of Parent in accordance with the Compass Group PLC Executive Share Option Plan, (iii) beginning in October 2001 and continuing so long as Mr. Davenport remains employed with the Company under the provisions of the Davenport Agreement, receive an annual grant of options to purchase not less than 60,000 shares of common stock of Parent, and (iv) participate in various Company and Parent compensation and benefit plans including certain medical, dental, deferred compensation, life insurance and bonus plans. Furthermore, once effective, the addendum provides that the Change of Control Agreement and sections 13 and 14 of the Indemnification Agreement executed by Mr. Davenport and the Company shall terminate.

     Also in connection with the Merger Agreement, the Company offered similar employment agreements to each of K. Wyatt Engwall, Gary L. Gaddy, Jerry D. Underhill, George T. Levins, Richard C. Roberson, and John E. Fountain. Each of these employment agreements is on substantially the same terms as the Davenport Agreement and provides for such positions, salaries, and bonuses as are set forth below:

NAME                                         POSITION                   ANNUAL BASE SALARY   MAXIMUM BONUS
----                          ---------------------------------------   ------------------   -------------
K. Wyatt Engwall............  Chief Financial Officer                        $222,000             100%
Gary L. Gaddy...............  Executive Vice President, Sales                $212,000             100%
Jerry D. Underhill..........  President, Morrison Hospital Food              $225,000             100%
                              Services
George T. Levins............  Executive Vice President, Operations           $157,500              75%
Richard C. Roberson.........  Executive Vice President, Operations           $161,000              75%
John E. Fountain............  General Counsel                                $155,000              60%

     The employment agreements for such persons also provide that such persons will (i) receive benefits pursuant to the Company's ESP, (ii) be entitled to receive all other benefits available to senior executives of the Company, (iii) receive one year's annual salary and accrued bonus if terminated due to death,
(iv) receive one and one-half times annual base salary if terminated due to Termination Without Cause or Resignation by the Employee for Good Reason (as such terms are defined in each respective employment agreement) and (v) not solicit employees or compete with the Company for 18 months following termination of employment.

     Additionally, in connection with the employment agreements offered to the above-listed individuals, the Company and Compass offered certain benefits to such persons. Such benefits will become effective in the event that the Offer and the Merger are completed within 120 days following February 5, 2001. These benefits are similar to those provided to Mr. Davenport except with respect to the following items:

                                                            INITIAL/SUBSEQUENT
                                                             GRANT OF PARENT
NAME                                                             OPTIONS
----                                                        ------------------
K. Wyatt Engwall..........................................    50,000/30,000
Gary L. Gaddy.............................................    50,000/30,000
Jerry D. Underhill........................................    50,000/30,000
George T. Levins..........................................    15,000/15,000
Richard C. Roberson.......................................    15,000/15,000
John E. Fountain..........................................    15,000/10,000

     In addition to these employment agreements, the Company and Compass offered certain benefits to supplement the existing employment agreement between the Company and Eugene D. Dollof. Such benefits will become effective in the event that the Offer and the Merger are completed within 120 days following February 5, 2001. These benefits are similar to those provided to Mr. Davenport except with respect to the following items:

                                                            INITIAL/SUBSEQUENT
                                                             GRANT OF PARENT
NAME                                                             OPTIONS
----                                                        ------------------
Eugene D. Dolloff.........................................    50,000/30,000

     As of the date hereof, the Company has entered into agreements with Mr. Engwall and Mr. Gaddy. The offers to the other officers of the Company described above remained outstanding on the date hereof.

     The foregoing summary of the employment agreements, is qualified in its entirety by reference to the signed employment agreements, which are attached hereto as Exhibits (d)(3) to (d)(5) to the Schedule TO.

  Plans For The Company

     If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Parent may designate its representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, Parent's healthcare and senior living business will be combined with the Company and will operate as a separate indirect subsidiary of Purchaser. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. So long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors of the Company will not declare dividends on the Shares; therefore unless the Offer is extended past March 30, 2001, the Company would not expect to declare any additional dividends.

  Dissenters' Rights

     THE FOLLOWING DESCRIPTION OF CERTAIN PROVISIONS OF THE GBCC IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GBCC.

     Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the GBCC to demand and receive payment in cash of the fair value of their Shares outstanding immediately prior to the effective date of the Merger in accordance with Article 13 of the GBCC.

     Such dissenters' rights, if the statutory procedures are complied with, could under certain circumstances lead to a judicial determination of the fair value of the Shares (exclusive of any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be higher than, lower than or equal to the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     If any holder of Shares who demands payment for his or her Shares under the GBCC fails to perfect, or effectively withdraws or loses his or her dissenters' rights, as provided in the GBCC, the Shares of such holder will be converted into the Offer Price in accordance with the Merger Agreement. A shareholder may withdraw his or her demand for payment by delivery to Parent of a written withdrawal of his or her demand for payment and acceptance of the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE GBCC OR THOSE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GBCC. FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUCH PROVISIONS MAY RESULT IN A LOSS OF SUCH RIGHTS.

  Going-Private Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement provides that from February 6, 2001, to the Effective Time, without the prior approval of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock other than quarterly cash dividends consistent with past practice.

14. CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless:

          (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which together with any Shares beneficially owned by Parent, Purchaser or any of their affiliates, would represent a majority of the issued and outstanding Shares determined on a fully diluted basis (the "Fully Diluted Shares") on the date of purchase; and

          (ii) any requisite waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of Shares pursuant to the Offer and to the Merger shall have been terminated or shall have expired without the imposition of any conditions or restrictions which in the judgment of either party would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement.

     Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, to pay for any Shares not yet accepted for payment or paid for, and, subject to the Merger Agreement, may terminate or amend the Offer or, if, immediately prior to the applicable Expiration Date, any of the following conditions exists:

          (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or the Purchaser of any shares of common stock of the Company, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Shares (or shares of common stock of the Company following the Merger) by Parent or the Purchaser, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries as the business or assets of the Company or Parent and their respective subsidiaries, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the United States based business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company, or (iv) which otherwise is reasonably expected to have a Material Adverse Effect; in each of (i) through (iv) above, subject to the parties' obligations to use their commercially reasonable efforts to avoid such an occurrence as set forth in Section 12 hereof;

          (b) any Legal Restraint which may result in the filing of any injunction or other order that has the effect of preventing the purchase of Shares pursuant to the Offer or the Merger shall be in effect; provided, however, that each of Parent, the Purchaser and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered;

          (c) except as set forth in the Company's disclosure schedule to the Merger Agreement or in the documents that the Company had filed with the Commission prior to February 6, 2001, since February 6, 2001, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect;

          (d) (i) the representation and warranty of the Company with respect to its capital structure and outstanding equity interests shall not be true and correct in all material respects, (ii) the other representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to Material Adverse Effect shall not be true and correct, or (iii) the other representations and warranties of the Company contained in the Merger Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

          (e) the Company shall have failed to perform in any material respect any material obligation required to be performed by it under the Merger Agreement at or prior to the Specified Date;

          (f) the sum of the Company's indebtedness for money borrowed (including obligations under capital leases) exceeds $70,000,000;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of the Purchaser or Parent in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent, Purchaser or any of its affiliates other than any action or inaction constituting a breach of the Merger Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or, may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company is incorporated under the laws of the State of Georgia. In general, Section 14-2-1132 of the GBCC ("Section 14-2-1132") prevents an "interested shareholder" (including a person who owns or has the right to acquire 10% or more of the voting power of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Georgia corporation for a period of five years following the date such person became an interested shareholder unless (i) such interested shareholder, prior to becoming an interested shareholder, obtained the approval of the Board of Directors of either the business combination or the transaction that resulted in such person becoming an interested shareholder, (ii) such interested shareholder became the beneficial owner of at least 90% of the outstanding Shares of voting stock of the Company (excluding Shares owned by persons who are directors, officer, their affiliates or associates and by subsidiaries of the Company and certain employee shareholder plans) in the same transaction in which the interested shareholder became an interested shareholder or (iii) on or subsequent to the date the interested shareholder became an interested shareholder, the interested shareholder becomes the beneficial owner of at least 90% of the outstanding voting stock of the Company (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the Company and certain employee shareholder plans) and the business combination is approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested shareholder or by persons who are directors or officers and by subsidiaries of the Company and certain employee shareholder plans. The Offer, the Merger and the Merger Agreement have been unanimously approved by the Company's Board of Directors. Accordingly, Section 14-2-1132 will be inapplicable to the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust

     United States Antitrust Law. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission or unless early termination of the waiting period is granted. Parent filed the Notification and Report Form on February 13, 2001. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

     Credit Suisse First Boston Corporation is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Parent and the Purchaser in connection with the Offer. Credit Suisse First Boston Corporation will receive reasonable and customary compensation for its services related to the Offer and will be reimbursed for certain out-of-pocket expenses. Parent and the Purchaser have agreed to indemnify Credit Suisse First Boston Corporation and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. The Board of Parent also received advice from Schroder Salomon Smith Barney.

     Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and SunTrust Bank to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          YORKMONT ONE, INC.

February 16, 2001

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     On July 27, 2000, Compass Group PLC ("Former Compass") merged with Granada Group PLC to form Granada Compass plc. Prior to the merger, the boards of both companies agreed that, as soon as practicable following the merger, they would separate the hospitality and media businesses of Granada Compass by means of a demerger. The demerger became effective on February 2, 2001, reestablishing the independent Compass Group, PLC ("New Compass") and a new entity, Granada plc. References in this section to Parent shall mean both Former Compass and New Compass. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, (1) the address of each Parent, director and executive officer is c/o Compass Group PLC, Guildford Street, Chertsey, Surrey, England KT16 9BA; (2) each occupation set forth opposite an individual's name also refers to employment with Former Compass; and (3) the directors and officers listed below are citizens of the United Kingdom.

NAME AND CITIZENSHIP         POSITIONS AND OFFICES    PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
(AGE AT 2/1/01)                HELD WITH PARENT       DURING PAST FIVE YEARS; OUTSIDE DIRECTORSHIPS
--------------------       -------------------------  ---------------------------------------------
Francis H. Mackay(1, 2)    Executive Chairman         Appointed Chief Executive of Parent in 1991
  (56)                                                  and additionally Deputy Chairman in 1994;
                                                        became Executive Chairman of Parent in July
                                                        1999. Non-executive Director of Centrica
                                                        PLC. c/o Charter Court, 50 Windsor Road,
                                                        Slough, Berkshire, SL1 2HA, UK.
Michael J. Bailey(1, 2)    Director, Chief Executive  Director of Parent since 1995 and Chief
  (52)                       Officer                    Executive officer of Parent's North America
                                                        Division from 1994 to 1999. Mr. Bailey
                                                        became Chief Executive in July 1999.
Dennis P. Cassidy(1, 2A)   Non-executive Director     Non-executive Director of Parent since June
  (67)                                                  1994; Non-executive Director of Forever
                                                        Broadcasting PLC; formerly Chairman of
                                                        Satellite Information Systems, Kingsbury
                                                        Group PLC, Newcastle United PLC, Liberty
                                                        Public Limited Company, The Oliver Group
                                                        plc, Ferguson International Holdings PLC
                                                        and The Boddington Group PLC and was
                                                        formerly Seeboard PLC, The Involvement &
                                                        Participation Association, and BAA plc. c/o
                                                        130 Wilton Road, London SW1V 1LQ.

NAME AND CITIZENSHIP         POSITIONS AND OFFICES    PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
(AGE AT 2/1/01)                HELD WITH PARENT       DURING PAST FIVE YEARS; OUTSIDE DIRECTORSHIPS
--------------------       -------------------------  ---------------------------------------------
Peter E.B. Cawdron(1, 2A)  Senior Non-executive       Non-executive Director of Parent since 1993
  (57)                       Director, Deputy           and Deputy Chairman since July 1999;
                             Chairman,                  formerly a Director of Grand Metropolitan
                                                        plc, Inntrepreneur Pub Company Limited,
                                                        Pembertons' Group plc, Tetley Group plc and
                                                        Welcome Break Holdings Limited and is now a
                                                        Non-executive Director of the following
                                                        companies: Capita Group plc, Christian
                                                        Salvesen plc, Johnston Press plc, ARM
                                                        Holdings plc, Capital Radio plc, COIF
                                                        Nominees Limited, The Girls' Education
                                                        Company Limited, Lupus Capital plc, Private
                                                        Investor Capital Limited, Prospect Digital
                                                        Media limited and Ragged Bears Limited, and
                                                        Express Dairies plc. c/o Express House,
                                                        Meridian East, Meridian Business Park,
                                                        Leicester LE3 2TP.
Alain F. Dupuis(1, 2)      Director; Chief Executive  Director of Parent since 1995 and Chief
  Belgium (56)               Officer, Global            Executive Officer, Global Business Division
                             Business Division          of Parent since 1997; founder of Ticket
                                                        Restaurant in Belgium and previously
                                                        Managing Director of Seafood Broiler, a
                                                        Californian restaurant chain, and National
                                                        Cleaning Contractor, a building maintenance
                                                        company in the US.
Valerie F. Gooding(1, 2A)  Non-executive Director     Non-executive Director of Parent since
  (50)                                                  January 2000; Chief Executive of BUPA since
                                                        September 1996; a Non-executive Director of
                                                        BAA plc; formerly a director of Cable &
                                                        Wireless Communications plc. c/o Caxton
                                                        Way, Watford Business Park, Watford,
                                                        Hetfordshire WD1 8XH
Andrew P. Lynch(1, 2)      Finance Director           Finance Director of Parent since 1997. Prior
  (43)                                                  to 1997, Finance Director of Parent's UK
                                                        Division.
Ronald M. Morley(2)        Company Secretary          Company Secretary since 1989.
  (48)

---------------

(1) Director of Compass Group PLC
(2) Former Executive Director of Granada Compass plc
(2A) Former Non-executive Director of Granada Compass plc

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

NAME AND CITIZENSHIP               POSITIONS AND OFFICES    PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
(AGE AT 2/1/01)                     HELD WITH PURCHASER     DURING PAST FIVE YEARS; OUTSIDE DIRECTORSHIPS
--------------------             -------------------------  ---------------------------------------------
Gary R. Green(3)                 Chief Executive Officer    Chief Executive Officer of North America
  (43)                                                      Division since July 1999; Chief Financial
                                                            Officer of Parent's North America Division
                                                            from 1994 to 1999.
Thomas G. Ondrof(3)              Director, Chief Financial  Chief Financial Officer of Parent's North
  United States (36)             Officer                    America Division since July 1999; Vice
                                                            President-Finance and Strategic Planning of
                                                            Parent's North America Division from June
                                                            1998 to July 1999; Corporate Controller of
                                                            Parent's North America Division from March
                                                            1996 to June 1998; Acquisitions and Senior
                                                            Financial Analyst for a predecessor of
                                                            Parent's North America Division from October
                                                            1991 to March 1996.
Lauren A. Stoery(3)              Director, Vice President,  Vice President, General Counsel and Secretary
  United States (43)             General Counsel and        of Parent's North America Division since
                                 Secretary                  March 1998; Senior Counsel for Whirlpool
                                                            Corporation from 1993 to 1998.
Anthony J. Gagliardi(3)          Director                   President-Canteen Vending Services Division,
  United States (51)                                        a division of Parent's North America Division
                                                            since October 1995.

---------------

(3) c/o Compass Group USA, Inc., 2400 Yorkmont Road, Charlotte, North Carolina 28217

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                 SUNTRUST BANK

                                          BY HAND OR                     BY FACSIMILE
           BY MAIL:                   OVERNIGHT COURIER:                TRANSMISSION:
        SunTrust Bank                   SunTrust Bank             (For Eligible Institutions
         Attn: Reorg                     Attn: Reorg                        only)
        P.O. Box 4625                 58 Edgewood Avenue                (404) 332-3875
    Atlanta, Georgia 30302                Suite 225
                                    Atlanta, Georgia 30303

                        CONFIRM FACSIMILE TRANSMISSION:

                            (For confirmation only)
                                 (800) 568-3476

                             FOR INFORMATION CALL:

                                 (800) 568-3476

                               ------------------

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                          Call Collect: (212) 929-5500
                                       or
                           Toll-Free: (800) 322-2885
                       Email: proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543